                                                                    Exhibit 99.1


VALLEY NATIONAL GASES REPORTS FISCAL YEAR EARNINGS

         WHEELING, W.Va., August 11// -- Valley National Gases
Incorporated (Amex: VLG) reported today a net loss for the fourth quarter of $0.37 per diluted share and net earnings for the year ended June 30, 2003 of $.03 per diluted share compared to net earnings of $.03 and $.45 per diluted share for the same periods last year. The current quarter and year results included a pretax charge of $4.1 and $4.6 million, respectively, for certain nonrecurring items.

          Sales for the year increased 4.6% as same-store sales increased 2.4%, reflecting strong increases in propane sales being partially offset by declines in the core welding supplies related products. Fourth quarter sales declined 4.2% versus the prior year quarter. Net cash provided by operating activities was $16.4 million for the year, which funded $6.4 million in capital expenditures and $8.6 million of debt reduction after providing for an acquisition early in the year.

         Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, "Our past year's performance reflected unusual operating circumstances compounded by the loss of strategic focus early in the year. Sales of our core welding supply related products continued to be weak in most markets. The previously disclosed repositioning and upgrade initiatives had a significant effect on the current year's earnings but will provide us with a better operating foundation for the future. Absent these non-recurring charges, our earnings were off noticeably from the prior year, as increases in expenses outpaced the benefits of sales growth. Nevertheless, we continued to have strong cash flow for the past year as evidenced by our reduction of debt."

         As previously announced, the current year results included the effect of $4.6 million, before taxes, from nonrecurring charges. These charges increased cost of products sold $1.4 million, operating expenses $1.9 million and depreciation and amortization $1.1 million and decreased other income $0.1 million for the fiscal year. The Company recorded $0.5 million of these non-recurring charges during the quarter ended March 31, 2003 with the balance of $4.1 million recorded during the June quarter.

         During the year, Valley completed the acquisition of Gerber's Propane, Inc., located in Saint Marys, Pennsylvania. Gerber, a distributor of propane and related supplies, added sales of approximately $2 million in the current year.

         Indelicato further commented, "Our management team is committed to improving performance and based upon initiatives in progress, our goal for fiscal year 2004 earnings is to exceed the rate of earnings growth prior to fiscal year 2003; with the expectation that same-store sales will remain flat for the balance of this calendar year."

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty-five locations in eleven states. A conference call will be held on Tuesday, August 12, 2003 at 11:00 AM Eastern Daylight Time, hosted by the Chief Executive Officer, the President and the Chief Financial Officer, to discuss the fourth quarter and fiscal year earnings and the outlook on performance. The teleconference will be available by calling 800-633-8761. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter pass code 21157706. The fourth quarter earnings release will be available on the Investor Information page on the Company's website at http://www.vngas.com/.


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                           Forward Looking Statements

         The statements set forth above regarding the Company's expected earnings per share, ability to increase shareholder value and expectations as to same-store sales are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ. Certain factors that may affect whether these anticipated events will occur include the Company's ability to achieve the anticipated benefits of its repositioning and upgrade efforts, its ability to compete effectively in its markets and general economic conditions affecting sales of its products. Additional factors are described in the Company's reports, including Form 10-K dated June 30, 2002 and Form 10-Q dated March 31, 2003 filed by the Company with the Securities and Exchange Commission.

                       VALLEY NATIONAL GASES INCORPORATED
                          STATEMENT OF EARNINGS (LOSS)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                          Three Months Ended             Twelve Months Ended
                                                               June 30,                       June 30,
                                                         2003            2002            2003           2002
                                                      --------         --------        --------        --------

Net Sales                                             $ 33,285         $ 34,755        $151,232        $144,523
Cost of products sold (excluding depreciation)          17,052           16,777          73,143          67,907
                                                      --------         --------        --------        --------
Gross Profit                                            16,233           17,978          78,089          76,616
Operating and administrative expenses                   17,528           14,288          62,369          56,187
Depreciation and amortization                            2,994            1,957           8,900           7,708
                                                      --------         --------        --------        --------
Total expenses                                          20,522           16,245          71,269          63,895
                                                      --------         --------        --------        --------
Income from operations                                  (4,289)           1,733           6,820          12,721
Interest expense                                         1,663            1,477           6,623           5,947
Other income                                                74              162             190             441
                                                      --------         --------        --------        --------
Earnings before income taxes                            (5,878)             418             387           7,215
(Benefit) provision for income taxes                    (2,449)             173             151           2,994
                                                      --------         --------        --------        --------
Net (loss) earnings                                   $ (3,429)        $    245        $    236        $  4,221
                                                      ========         ========        ========        ========

Basic (loss) earnings per share                       $  (0.37)        $   0.03        $   0.03        $   0.45
Diluted (loss) earnings per share                     $  (0.37)        $   0.03        $   0.03        $   0.45
Weighted average shares

    Basic                                                9,357            9,348           9,350           9,348
    Diluted                                              9,392            9,410           9,393           9,399


SOURCE:  Valley National Gases Incorporated      8/11/03
/CONTACT: Robert D. Scherich of Valley National Gases, 724-228-3000/ or scherich@vngas.com
/Web site: http//www.vngas.com/
(VLG)